FORM 15

                   CERTIFICATION AND NOTICE OF TERMINATION OF
               REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES
           EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                     33-2732
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                            (Commission File Number)


             Armored Storage Income Investors 2 Limited Partnership
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                (Name of registrant as specified in its charter)


             4425 N. 24th Street, Suite 225, Phoenix, Arizona 85016
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              (Address of registrant's principal executive offices)


                            Limited Partnership Units
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             (Title of each class of securities covered by the Form)


                                      None
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  (All other classes of securities to file reports under Section 13(a) or 15(d)
                                    remains)

Pursuant to rule 15d:

     The Registrant represents that as of the end of the 3 most recent fiscal years it has had less than 500 holders of record and less that $10,000,000 in assets.

     The Registrant hereby requests that all future reporting obligations to the Commission be terminated.

Approximate number of holders of record as of the certification or notice date 337.

Pursuant to the requirements of the Securities Exchange Act of 1934 Armored Storage Income Investors 2 Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   By /s/ Dale D. Ulrich
                                      ------------------------------------------
                                      Dale D. Ulrich, member
                                      Armored Management LLC, general partner
                                      Armored Storage Income Investors 2 Limited
                                      Partnership

                                   Date 5/3/00